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Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Amendment No. 3 to Registration Statement No. 333-199429 on Form S-4 of our report dated March 16, 2012 (March 12, 2013 as to Note 2, Summary of Significant Accounting Policies-Recent Accounting Pronouncements—FASB ASU No. 2011-05 Presentation of Comprehensive Income), relating to the consolidated financial statements of operations, comprehensive loss, cash flows and changes in stockholders' equity and financial statement schedule for the year ended December 31, 2011 of GFI Group Inc., appearing in the Annual Report on Form 10-K of GFI Group Inc. for the year ended December 31, 2013, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York
December 23, 2014

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  Exhibit 23.3